Exhibit 5.1

Client: 19398-00069

March 16, 2015

Coeur Mining, Inc.

104 S. Michigan Ave., Suite 900

Chicago, Illinois 60603

Re:	Coeur Mining, Inc.
Registration Statement on Form S-4(File No. 333-201382)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4, File No. 333-201382 (the “Registration Statement”), of Coeur Mining, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed issuance by the Company of up to approximately 32.7 million shares of the Company’s common stock, par value $0.01 per share, (the “Shares”), pursuant to the Agreement and Plan of Merger, dated as of December 16, 2014, as amended as of March 3, 2015 (as so amended, the “Merger Agreement”), by and among the Company, Hollywood Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, Paramount Gold and Silver Corp. (“Target”), a Delaware corporation and Paramount Nevada Gold Corp., a British Columbia corporation and a wholly-owned subsidiary of the Target.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the Merger Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable.

March 16, 2015

We render no opinion herein as to matters involving any laws other than the State of New York and the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the laws of the State of New York and the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP